TherapeuticsMD 8-K

Exhibit 99.1

Contacts: Dan Cartwright Chief Financial Officer Tel: (561) 961-1930 Dan.Cartwright@TherapeuticsMD.com	Investor Relations: Lisa M. Wilson In-Site Communications Tel: (917) 543-9932 lwilson@insitecony.com

FOR IMMEDIATE RELEASE

THERAPEUTICSMD REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Boca Raton, FL, August 6, 2013 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), a women’s healthcare company focused on developing and commercializing products targeted exclusively for women, today announced financial results for the three and six-month periods ended June 30, 2013.

Second Quarter Highlights:
•	Net revenue for the quarter ended June 30, 2013 was $2.1 million compared with $819 thousand in the second quarter of 2012;
•	Net loss improved to $6.0 million for the quarter ended June 30, 2013 compared with a net loss of $11.9 million in the second quarter of 2012;
•	On June 10, 2013, the U.S. Food and Drug Administration (FDA) accepted the Company’s Investigational New Drug (IND) application for TX 12-004HR, a vulvar and vaginal atrophy product; and
•	TXMD was added to the Russell 2000® on June 28, 2013.

Robert G. Finizio, Co-Founder and Chief Executive Officer, stated, “With the FDA’s acceptance of the IND application for TX 12-004HR, we are now positioned to move three product candidates into late-stage clinical trials.  We remain on track to initiate pivotal Phase III clinical trials for our bioidentical, 17β estradiol/ progesterone combination and lower-dose oral progesterone product candidates in the second half of this year.  We are presently conducting pharmacokinetic studies with TX 12-004HR and expect to initiate a Phase III clinical trial early next year.”

Second Quarter Results
Net revenue for the second quarter of 2013 totaled $2.1 million compared with net revenue of $819 thousand for the year ago quarter.  The increase of $1.3 million, or 154%, was directly attributable to an increase in sales territories, sales people and new prescription products.  Cost of goods sold increased by $92 thousand, or 25%, for the three months ended June 30, 2013 compared with the prior year quarter.  Research and development expense increased to $1.7 million during the second quarter of 2013 compared with $833 thousand in the second quarter of 2012, due to costs incurred in the development of our new hormone replacement therapy and prescription prenatal products.  Sales, general and administrative expenses increased to $5.5 million during the second quarter of 2013 compared with $3.6 million in the second quarter of 2012.  As a result, our operating loss was $5.6 million in the second quarter of 2013 compared with $4.0 million in the second quarter of 2012.

Other non-operating expense decreased by $7.5 million for the second quarter of 2013 compared with the comparable quarter in 2012. This decrease resulted primarily from the beneficial conversion of debt and interest expense incurred during 2012, partially offset by an increase in amortization of financing costs of $396 thousand.

As a result, net loss for the second quarter of 2013 was $6.0 million, or $0.05 per basic and diluted share, compared with a net loss of $11.9 million, or $0.14 per basic and diluted share, in the second quarter of 2012.

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TherapeuticsMD Reports Second Quarter 2013 Financial Results	Page 2
August 6, 2013

Six Months Results
Net revenue for the first half of 2013 totaled $3.6 million, compared with revenue of $1.5 million for the year ago period.  The increase of $2.1 million, or 135%, was directly attributable to an increase in sales territories, sales people and new prescription products.  Cost of goods sold increased by $135 thousand, or 20%, for the six months ended June 30, 2013 compared with the prior year period.  Research and development expenses increased to $3.3 million during the first half of 2013 compared with $1.2 million in the first half of 2012, due to costs incurred in the development of our new hormone replacement therapy and prescription prenatal products.  Sales, general and administrative expenses increased to $10.0 million during the first half of 2013 compared with $6.4 million in the first half of 2012.  As a result, our operating loss was $10.6 million in the first half of 2013 compared with $6.8 million in the first half of 2012.

Other non-operating expense decreased by $16.5 million for the first half of 2013 compared with the comparable period in 2012. This decrease resulted primarily from a loss on extinguishment of debt, the beneficial conversion of debt and interest expense incurred during 2012, partially offset by an increase in amortization of financing costs of $660 thousand.

As a result, net loss for the first half of 2013 was $12.4 million, or $0.11 per basic and diluted share, compared with a net loss of $25.1 million, or $0.29 per basic and diluted share, in the first half of 2012.

Cash and cash equivalents increased to $34.4 million at June 30, 2013.

About Hormone Therapy
Hormone therapy (HT) is the administration of hormones to supplement a lack of naturally occurring hormones.  HT options include natural, bioidentical, and non-bioidentical (conjugated) hormones.  HT is projected to be the largest growth segment in the overall women’s health market.  The potential market for pharmacy-compounded, bioidentical HT products is estimated to be approximately $1.5 billion per year.

About TherapeuticsMD, Inc.
TherapeuticsMD, Inc. is a women’s healthcare company focused on developing and commercializing products targeted exclusively for women. We manufacture and distribute branded and generic prescription prenatal vitamins, as well as over-the-counter vitamins and cosmetics, under our vitaMedMD® and BocaGreenMD™ brands.  We are currently developing advanced hormone therapy pharmaceutical products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies. We are also evaluating various other potential indications for our hormone technology, including oral contraception, preterm birth, vulvar and vaginal atrophy, and premature ovarian failure.  More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com, and www.bocagreenmd.com.

vitaMedMD® is a registered trademark and TherapeuticsMD™ and BocaGreenMD™ are trademarks of TherapeuticsMD, Inc.

TherapeuticsMD Reports Second Quarter 2013 Financial Results	Page 3
August 6, 2013

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s belief that it is now positioned to move three product candidates into late-stage clinical trials, the Company’s expectations with respect to the timing of its clinical trials, and the status of the pharmacokinetic studies with TX 12-004HR are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to: timely and successful completion of clinical studies and the results thereof; challenges and costs inherent in product marketing; the risks and uncertainties associated with economic and market conditions; risks and uncertainties associated with the Company’s business and finances in general; and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission including its annual report on Form 10-K filed on March 12, 2013, reports on Form 10-Q and Form 8-K, and other such filings. These forward-looking statements are based on current information that may change. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

TherapeuticsMD Reports Second Quarter 2013 Financial Results	Page 4
August 6, 2013

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash	$34,435,468	$1,553,474
Accounts receivable, net of allowance for doubtful accounts of $100,385 and $42,048, respectively	957,779	606,641
Inventory	1,506,059	1,615,210
Other current assets	3,607,283	751,938
Total current assets	40,506,589	4,527,263

Fixed assets, net	76,494	65,673

Other Assets:
Prepaid expense	1,980,519	953,655
Intangible assets	345,238	239,555
Security deposit	156,949	31,949
Total other assets	2,482,706	1,225,159

Total assets	$43,065,789	$5,818,095

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,045,116	$1,641,366
Deferred revenue	1,219,072	1,144,752
Other current liabilities	1,334,730	725,870
Total current liabilities	4,598,918	3,511,988

Long-Term Liabilities:
Notes payable, net of debt discount of $0 and $1,102,680, respectively	—	3,589,167
Accrued interest	—	150,068
Total long-term liabilities	—	3,739,235

Total liabilities	4,598,918	7,251,223

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 250,000,000 shares authorized; 131,212,706 and 99,784,982 issued and outstanding, respectively	131,213	99,785
Additional paid-in capital	102,834,270	50,580,400
Accumulated deficit	(64,498,612)	(52,113,313)
Total stockholder’ equity (deficit)	38,466,871	(1,433,128)

Total liabilities and stockholders’ equity (deficit)	$43,065,789	$5,818,095

TherapeuticsMD Reports Second Quarter 2013 Financial Results	Page 5
August 6, 2013
THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$2,080,885	$819,150	$3,618,080	$1,540,842

Cost of goods sold	463,606	372,370	843,952	708,494

Gross profit	1,617,279	446,780	2,774,128	832,348

Operating expenses:
Sales, general, and administration	5,476,553	3,573,485	10,003,135	6,400,535
Research and development	1,747,084	833,342	3,312,285	1,245,303
Depreciation and amortization	10,636	14,535	18,593	29,113
Total operating expense	7,234,273	4,421,362	13,334,013	7,674,951

Operating loss	(5,616,994)	(3,974,582)	(10,559,885)	(6,842,603)

Other income (expense):
Miscellaneous income	3,479	1,554	3,479	1,554
Interest expense	(150)	(1,148,761)	(1,165,981)	(1,250,734)
Financing costs	(395,981)	—	(659,968)	—
Loan guaranty costs	—	(11,745)	(2,944)	(23,490)
Beneficial conversion feature	—	(6,716,504)	—	(6,716,504)
Loss on extinguishment of debt	—	—	—	(10,307,864)
Total other income (expense)	(392,652)	(7,875,456)	(1,825,414)	(18,297,038)

Loss before taxes	(6,009,646)	(11,850,038)	(12,385,299)	(25,139,641)

Provision for income taxes	—	—	—	—

Net loss	$(6,009,646)	$(11,850,038)	$(12,385,299)	$(25,139,641)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.05)	$(0.14)	$(0.11)	$(0.29)

Weighted average number of common shares outstanding	130,851,978	86,149,419	116,866,764	85,352,818

TherapeuticsMD Reports Second Quarter 2013 Financial Results	Page 6
August 6, 2013

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,385,299)	$(25,139,641)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	12,084	15,141
Amortization of intangible assets	6,509	13,972
Provision for doubtful accounts	58,337	15,023
Amortization of debt discount	1,102,680	1,109,276
Stock based compensation	1,179,912	529,129
Amortization of deferred financing costs	659,938	—
Stock based expense for services	637,155	120,120
Loan guaranty costs	2,944	23,490
Loss on debt extinguishment	—	10,307,864
Beneficial conversion feature	—	6,716,504
Changes in operating assets and liabilities:
Accounts receivable	(409,475)	(396,232)
Inventory	109,151	(232,168)
Other current assets	(1,696,551)	(118,566)
Other assets	(899,000)	—
Accounts payable	403,750	385,620
Accrued interest	(150,068)	133,702
Other current liabilities	608,860	248,450
Deferred revenue	74,320	618,877

Net cash flows used in operating activities	(10,684,753)	(5,649,439)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment of security deposit	(125,000)	—
Patent costs, net of abandoned costs	(112,192)	(49,184)
Purchase of property and equipment	(22,905)	(66,404)

Net cash flows used in investing activities	(260,097)	(115,588)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net	48,512,460	—
Proceeds from notes and loans payable	—	6,900,000
Repayment of notes payable	(4,691,847)	(50,780)
Repayment of notes payable-related party	—	(50,000)
Proceeds from exercise of options	6,231	165,999
Proceeds from line of credit	500,000	—
Repayment of line of credit	(500,000)	—
Proceeds from sale of warrants	—	400

Net cash flows provided by financing activities	43,826,844	6,965,619

Increase in cash	32,881,994	1,200,592
Cash, beginning of period	1,553,474	126,421
Cash, end of period	34,435,468	$1,327,013

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$212,853	$7,756

Cash paid for income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Warrants issued for financing	$1,711,956	$2,509,537

Warrants issued in exchange for debt and accrued interest	$—	$3,102,000

Warrants issued for services	$462,196	$1,532,228

Shares issued in exchange for debt and accrued interest	$—	$1,054,658

Notes payable issued for accrued interest	$—	$15,123